UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2012

TOWER GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50990	13-3894120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, 31st Floor New York, New York		10271
(Address of principal executive offices)		(Zip Code)

(212) 655-2000

(Registrant's telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On February 15, 2012, the Company entered into a $150 million amended and restated credit facility agreement, amending and restating the credit facility entered into on May 14, 2010. The facility was organized by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC as Joint Lead Book Runners and Joint Book Managers, and with Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator and a syndicate of lenders. The credit facility is a revolving credit facility with a letter of credit sublimit of $25 million. The credit facility will be used for general corporate purposes.

The Company may request that the facility be increased by an amount not to exceed $50 million. The credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, dividends and the sale of assets, and requirements to maintain certain consolidated net worth, debt to capitalization ratios, minimum risk-based capital and minimum statutory surplus. The credit facility also provides for customary events of default, including failure to pay principal when due, failure to pay interest or fees within three days after becoming due, failure to comply with covenants, any representation or warranty made by the Company being false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its material subsidiaries, the occurrence of certain material judgments, or a change in control of the Company, and upon an event of default the administrative agent (subject to the consent of the requisite percentage of the lenders) may immediately terminate the obligations to make loans and to issue letters of credit, declare the Company’s obligations under the credit facility to become immediately due and payable, and require the Company to deposit in a collateral account cash collateral with a value equal to the then outstanding amount of the aggregate face amount of any outstanding letters of credit. The credit facility expires on February 15, 2016.

Fees payable by the Company under the credit facility include a fee on the daily unused portion of each letter of credit, a letter of credit fronting fee with respect to each fronted letter of credit and a commitment fee. The applicable margin and applicable fee rates payable under the credit facility are determined in accordance with the table set forth below. Initially, the applicable rate for the Company was at Pricing Level 1. Thereafter, each change in the applicable rate resulting from a change in the debt to capitalization ratio will be effective as of the first business day immediately following the date a compliance certificate is delivered in accordance with the credit facility (commencing with the compliance certificate to be delivered with respect to the fiscal quarter ending December 31, 2011). If a compliance certificate is not delivered when due in accordance with the credit facility, then Pricing Level 1 will apply as of the first business day after the date on which such compliance certificate was required to have been delivered and will remain in effect until a compliance certificate is delivered reflecting a different applicable Pricing Level.

Pricing Level	Debt to Capitalization Ratio	Commitment Fee	Applicable Margin for Eurodollar Loans	Letter of Credit Fees	Applicable Margin for Base Rate Loans
1	≥25%	0.300%	1.750%	1.750%	0.750%
2	≥ 15% but < 25%	0.250%	1.625%	1.625%	0.625%
3	< 15%	0.200%	1.500%	1.500%	0.500%

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated Credit Agreement among the Company, Bank of America, N.A. as Administrative Agent, Fronting Bank and L/C Administrator, JPMorgan Chase Bank, N.A. as Syndication Agent, KeyBank National Association and PNC Bank, National Association as Co-Documentation Agents and the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWER GROUP, INC.

By:	/s/ William E. Hitselberger

Name:	William E. Hitselberger
Title:	Executive Vice President and Chief Executive Officer

Date: February 16, 2012